    As filed with the Securities and Exchange Commission on November 7, 2007
Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ultra Care, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	8082	98-0528421
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code)	Identification No.)

999 Third Ave.
Suite 3800
Seattle, WA 98104
Tel: (206) 224-3738

(Address and telephone number of Registrant's principal executive offices)

The Nevada Agency and Trust Company
50 West Liberty Street, Suite 850
Reno Nevada 89501
Tel: (775) 322-0626

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all Correspondence to:

SRK Law Offices
Rabin Science Park
Rehovot, Israel
Telephone No.: (718) 360-5351
Facsimile No.: (011) (972) 8-936-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share(¹)	Proposed Maximum Aggregate Offering Price(²)	Amount of Registration Fee
Common Stock, $.001 per share	760,000	$0.05	$38,000	$3.50

(¹)The price of $0.05 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(²) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act").

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Subject to Completion
Dated November 7, 2007

Ultra Care, Inc.

A MAXIMUM OF 760,000 SHARES OF COMMON STOCK
OFFERING PRICE $0.05 PER SHARE

The selling stockholders named in this prospectus are offering for resale 760,000 shares of our common stock. The selling stockholders have advised us that they will sell the shares of common stock from time to time after this prospectus is declared effective and they have set an offering price for these securities of $0.05 per share of common stock offered through this prospectus until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses incurred in this offering. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8 BEFORE INVESTING IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this Registration Statement is not complete and may be amended. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

 PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under "Risk Factors" beginning on page 8. All references to "we," "us," "our," "Company" or similar terms used in this prospectus refer to Ultra Care, Inc.

Corporate Background

We were incorporated on January 30, 2007. We are a development stage company and have not generated any revenue to date. We are focused on developing into a leading web-based service for the recruitment and placement of qualified nursing staff. We plan to service the healthcare industry and provide prospective employers with reliable recruitment, screening, and placement services by developing an innovative web-based service to match nurses who are looking to work in the United States and Canada with healthcare employers based in the Unites States and Canada. Our goal is to address the rising shortage of qualified nurses, initially in the United States and Canada, and thereafter on a global basis for health care organizations in English-speaking countries, while enhancing stockholder value.

Our offices are currently located at 999 Third Ave., Suite 3800, Seattle, WA 98140. Our telephone number is (206) 224-3738. We have reserved the name www.ultracarenetwork.com to host our website. Our fiscal year end is July 31.

Our auditors have issued an audit opinion which includes a statement describing their doubts about whether we will continue as a going concern. In addition, our financial status creates substantial doubt whether we will continue as a going concern.

Summary of the Offering

The Issuer:	Ultra Care, Inc.

Total Shares of Common Stock Outstanding Prior to the Offering:	1,960,000 Shares

Shares of Common Stock being Offered by the Selling Stockholders:	760,000 Shares

Total Shares of Common Stock Outstanding After the Offering if all the Shares are Sold:	1,960,000 Shares

Offering Price:	$0.05 per share

Use of Proceeds:	We will not receive any proceeds from the sale of shares by the selling stockholders.

Market for the Shares:
There is no public market for our common shares. We intend to have a market maker file an application on our behalf with the NASD to have our common stock quoted on the OTC Bulletin Board. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Summary Financial Data

The following summary financial information for the period from January 30, 2007 (date of inception) through July 31, 2007 includes statement of operations and balance sheet data from our audited financial statements. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and the financial statements and accompanying notes included in this prospectus.

For the Period
From Inception
(January 30,
2007) Through
July 31, 2007
Statement of Operations:	(Audited)
Total revenues	$-
Total operating expenses	$14,556
(Loss) from Operations	$(14,556)
Net (loss)	$(14,556)
(Loss) per common share	$(0.01)
Weighted average number of common
shares outstanding - Basic and diluted	1,570,929

As of
July 31, 2007
(Audited)
Cash in bank	$38,131
Total current assets	$39,794
Total assets	$39,794
Total current liabilities	$4,350
Total liabilities	$4,350
Total stockholders' equity	$35,444
Total liabilities and stockholders' equity	$39,794

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in us. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risks Relating to Our Business

1.	We have a going concern opinion from our auditors, indicating the possibility that we may not be able to continue to operate.

The Company has incurred a net loss of $(14,556) for the period from January 30, 2007 (date of inception) to July 31, 2007. We anticipate generating losses for at least the next 12 months. Therefore, we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should we be unable to continue as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in the Company.

In addition, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. As a result, we may not be able to obtain additional necessary funding. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations are unproven, and the lack of an operating history makes it difficult to evaluate the future prospects of our business.

2.	We are a development stage company and may never be able to execute our business plan.

We were incorporated on January 30, 2007. We currently have not recruited the candidates to provide the medical staffing requirements of our potential clients nor have we executed any agreements with potential clients. Although we have begun initial planning for the recruitment of qualified nurses to be provided to medical facilities, and for the development of our website and web applications, we may not be able to execute our business plan unless and until we are successful in raising funds. Due to our present financial situation, however, such financing may not be forthcoming. Even if financing is available, it may not be available on terms we find favorable. Failure to secure the needed financing will have a serious effect on our Company's ability to survive. At this time, there are no anticipated sources of additional funds in place.

3.	Our Business Plan may be unsuccessful.

The success of our business plan is dependent on our developing and marketing a website and a web-based service to provide solutions for the rising international shortage of qualified nurses and medical staff. Our ability to develop such a website and successfully market our web-based service is unproven, and the lack of an operating history makes it difficult to validate our business plan.

4.	We have no operating history and have maintained losses since inception, which we expect to continue in the future.

We incurred a net loss of $(14,556) for the period from January 30, 2007 (date of inception) through July 31, 2007. We expect to continue to incur operating losses in future periods. These losses will occur because we do not yet have any revenues to offset the expenses associated with both the development costs related to creating an online recruiting and placement service for qualified nursing staff on a global basis, and with the business costs related to marketing such a service to potential healthcare providers and qualified nurses.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

5.	Our officers and Directors have significant voting power and may take actions that may be different than actions sought by our other stockholders.

Our officers and Directors own approximately 61% of the outstanding shares of our common stock. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval. This influence over our affairs might be adverse to the interest of our other stockholders. In addition, this concentration of ownership could delay or prevent a change in control and might have an adverse effect on the market price of our common stock.

6.	We face exposure to changes in regulatory requirements regarding the recruitment and employment of foreign nurses.

A range of exposures exist relating to how we intend to recruit nurses for our potential United States and Canadian clients. Since recruiting foreign nurses is dependent on government and state regulations, a limitation on the number of visas issued or changes to the rules and regulations making the visa or licensing processes more difficult would pose a challenge for us. In addition, since we propose to recruit nurses in the Philippines and other foreign countries, we will be subject to local rules and regulations relating to overseas recruitment and employment. We will need to obtain all necessary regulatory approvals and to comply with applicable law. We may be required to incur extensive legal services costs, and our legal fees may become an increased cost component of our business.

7.	Because our officers and Directors work or consult for other companies, their other activities could slow down our operations.

Our officers and Directors are not required to work exclusively for us and do not devote all of their time to our operations. Presently, our officers and Directors allocate only a portion of their time to the operation our business. Since our officers and Directors are currently employed full time elsewhere, they are able to commit to us only up to 4 hours a week. Therefore, it is possible that their pursuit of other activities may slow our operations and reduce our financial results because of the slow down in operations.

8.	All of our officers and Directors are located in Canada and the Philippines.

Since all of our officers and Directors are located in Canada and the Philippines, any attempts to enforce liabilities under the United States securities and bankruptcy laws may be difficult.

Risks Relating to Our Strategy and Industry

9.	If we are unable to attract and retain the interest of both our employer clients and prospective recruitee nurses to use our service, we will not be successful.

We will rely significantly on our ability to attract and retain the interest of both our employer clients looking for qualified nurses, as well as foreign nurses who possess the skills, experience and, if required, licenses, necessary to meet the requirements of our clients. We will compete for clients and nurses with other healthcare recruiting companies and with in-house recruitment divisions of hospitals and healthcare facilities. In addition, nurses choose to register with global recruiting companies based on the quantity, diversity, and quality of job opportunities and assignments offered and on compensation packages and other benefits. We will need to continually evaluate and build our recruiting network to keep pace with our clients' needs and to remain competitive in our business. Currently, there is a shortage of nurses in most areas of the United States and Canada, and competition for such personnel is increasing. We may be unable to identify or obtain the participation of a sufficient number of qualified nurses to satisfy the needs of our employer clients, which may decrease the potential for growth of our business. We cannot assure that we will be successful in signing up employer clients or prospective recruitee nurses. The cost of attracting employer clients and recruitee nurses to utilize our service may be higher than we anticipate and, as a result, our profitability could be minimal. Similarly, if we are unable to attract and retain the interest of qualified nurses, our ability to provide adequate services to our employer clients may decline and, as a result, we could lose clients.

10.	We may be legally liable for damages resulting from our hospital and healthcare facility clients' mistreatment of recruitee nurses.

Because we are in the business of placing nurses in the workplaces of our clients, we are subject to possible claims by nurses alleging discrimination, sexual and other forms of harassment, negligence and other similar injuries caused by our clients. The cost of defending such claims, even if groundless, could be substantial, and the associated negative publicity could adversely affect our ability to attract and retain the participation of qualified nurses in the future and could cause us to lose current recruitee nurses.

11.	We face exposure to healthcare liability claims.

Even though the nurses we recruit and place will not be our employees, we may face exposure if any of the nurses we recruit and place are deemed to have been unqualified or to have acted negligently. The cost of defending such claims, even if groundless, could be substantial, and the associated negative publicity could adversely affect our ability to attract and retain employer clients.

12.	We may suffer harm due to our officers’ lack of experience in recruiting healthcare professionals from foreign countries.

Due to their lack of experience in operating a global recruitment company, our officers may make wrong decisions and choices regarding the recruitment of nurses from foreign countries and may not take into account standard managerial approaches which other placement services commonly use. Consequently, our operations, earnings and ultimate financial success could suffer irreparable harm due to our officer's lack of experience in this industry. As a result we may have to suspend or cease operations which would result in the loss of your investment.

13.	We may suffer cash flow problems due to the length of time involved in the recruitment process.

Due to a lengthy interviewing and screening process and the petition process required to employ foreign nurses in the United States and Canada, we will incur losses because we will not have significant revenues to offset the expenses associated with the development costs related to building our web-based service and recruiting qualified nurses on a global basis until after the initial nurses have concluded the petition process and have been placed in our clients' facilities.

14.	We face intense competition from other businesses that currently market and provide recruitment services for the healthcare industry.

Competition will come from those who currently provide healthcare recruitment services and also from new entities in the field. Our competitors who are already in the industry have longer operating histories, more extensive experience, name recognition, larger marketing budgets and established customer bases. In addition, these companies are able to hire full-time, directly-employed, marketing personnel to better cover certain markets and customers. They can also invest greater resources in the development of contacts and procedures, both at the recruitment end and at the placement end, which will allow them to react to market changes faster, putting us at a possible competitive disadvantage.

15.	Many of our competitors and potential competitors have significantly greater financial resources, which may allow them to provide better services.

Our competition, including Legal Nurse (http://www.legalnurse.com/), Travel Nurse.com (http://www.travelnurse.com) and MedHunters.com (http://www.medhunters.com/), may have business plans and processes or may develop business plans and processes that will render our proposed service inferior. We will likely need to obtain and maintain certain advantages over our competitors in order to be competitive, which advantages require resources. There can be no assurance that we will have sufficient financial resources to maintain our marketing, recruitment, and customer support efforts on a competitive basis, or that we will be able to make the improvements necessary to maintain a competitive advantage with respect to our services.

16.	We need to retain key personnel to support our services and ongoing operations. If we are unable to retain these personnel, our business may be impaired.

The development and marketing of our services will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and other needed key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of any of our officers would negatively impact our ability to develop our business and sell our services, which could adversely affect our financial results and impair our growth.

17.	Future regulation of the internet could restrict our business, prevent us from offering services, or increase our cost of doing business.

At present there are few laws, regulations, or rulings that specifically address access to, or commerce on, the internet. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the internet may have on our business, financial condition, and results of operations. Regulation may be targeted towards, among other things, assessing access or settlement charges, imposing taxes related to internet commerce, imposing tariffs or regulations based on encryption concerns or the characteristics and quality of software products and services, any of which could restrict our business or increase our cost of doing business.

18.	We will be heavily dependent on contracting with a third party firm to develop and maintain our website for us. If we are unable to locate, hire, and retain such a firm, our business will fail.

We intend to hire a website development firm to develop and maintain our interactive online job listing and recruitment service website. We have budgeted $17,000 for this purpose. Should we be unable to contract a qualified third party firm to develop and maintain our website, whether because we cannot find them, cannot attract them to our Company, or cannot afford them, we will never become profitable and our business will fail.

Risks Related to the Offering

19.	Our stock price after the offering could be below the offering price.

The offering price of our common stock was arbitrarily determined by us and does not necessarily bear any relationship to our book value, assets, financial condition, or to any other established criteria of value. Our common stock price after the offering could be below the offering price.

20.
There is currently no market for our common stock and we can provide no assurance that a market will develop. Therefore, our stockholders may not be able to resell their shares at or above the price at which they purchased their shares, or at all.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for trading of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for trading on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Even if a trading market develops, we cannot predict how liquid that market might become. The initial public offering price of the common stock was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the initial public offering price. The trading price of our common stock following the offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, but are not limited to:

•	Quarterly variations in our results of operations or those of our competitors;

•	Announcements by us or our competitors of acquisitions, new recruitment methods or significant long term contracts with medical facilities;

•	Disruption to our operations;

•	Commencement of, or our involvement in, litigation;

•	Any major change in our board or management;

•	Changes in governmental regulations or in the status of our regulatory approvals for licensing of nurses; and

•	General market conditions and other factors, including factors unrelated to our own operating performance.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such public companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management's attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

21.	Future sales by our stockholders could cause the stock price to decline.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

22.	State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold in this offering, you may not be able to resell the shares in any state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder's ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder's risk of losing some or all of his investment.

23.
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

If a trading market does develop for our stock, it is likely we will be subject to the regulations applicable to "Penny Stock." The regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or future financial performance. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Forward-looking statements are often identified by words like: "believe," "expect," "estimate," "anticipate," "intend," "project," and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as "may," "will," "should," "plans," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 8, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section beginning on page 25, the Management's Discussion and Analysis or Plan of Operation section beginning on page 43 and as well as factors discussed elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

There has been no public market for our common shares. The price of the shares was arbitrarily determined at $0.05 per share. We believe that this price reflects the appropriate price that a potential investor would be willing to invest at this initial stage of our development.

The price we arbitrarily determined bears no relationship whatsoever to our business plan, the price paid for our shares by the selling stockholders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 760,000 shares of common stock offered through this prospectus. The selling stockholders are non U.S. persons who acquired the 760,000 shares of common stock from us in a series of private placement transactions pursuant to Regulation S, thus exempting these private placements from the registration requirements of the United States Securities Act of 1933.

The following table provides as of October 31, 2007, information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1. The number of shares beneficially owned by each prior to this offering;

2. The total number of shares that are to be offered by each;

3. The total number of shares that will be beneficially owned by each upon completion of the offering; and

4. The percentage owned by each upon completion of the offering.

	Beneficial Ownership Before Offering(1)			Beneficial Ownership After Offering(1)
Name of Selling Stockholder(1)	Number of Shares	Percent(2)	Number of Shares Being Offered	Number of Shares	Percent(2)
Grace W. Eladjoe	20,000	1.02	20,000	0	0
Aldryn K. Bay-ed	20,000	1.02	20,000	0	0
Wilmore Alicay Gondales	20,000	1.02	20,000	0	0
Editha Bugtong Basiwag	20,000	1.02	20,000	0	0
Jason Teo-Adan Tercero	20,000	1.02	20,000	0	0
Shernan Basquial Mang-Oy	20,000	1.02	20,000	0	0
Dennis Gogoc	20,000	1.02	20,000	0	0
Cheryl M. Codiase	20,000	1.02	20,000	0	0
Joann Lutes Ramos	20,000	1.02	20,000	0	0
Villamore Ruel Alingay	20,000	1.02	20,000	0	0
Rogie Quire Abellera	20,000	1.02	20,000	0	0
Enrique A. Atolba III	20,000	1.02	20,000	0	0

Christopher Calawen Bansan	20,000	1.02	20,000	0	0
Harris B. Mang-Oy	20,000	1.02	20,000	0	0
Reynaldo A. Gondales	20,000	1.02	20,000	0	0
Jerry C. Danglipen	20,000	1.02	20,000	0	0
Gilbert Delfin Anguitay	20,000	1.02	20,000	0	0
Victoria L. Malicdan	20,000	1.02	20,000	0	0
John Jr. Digman	20,000	1.02	20,000	0	0
Arlene De Guzman,	20,000	1.02	20,000	0	0
Ruben B. Arellano	20,000	1.02	20,000	0	0
Hientje A. Gondales	20,000	1.02	20,000	0	0
Ken Ramos Nabus	20,000	1.02	20,000	0	0
Polyne E. Taqued	20,000	1.02	20,000	0	0
Nestie Dongla	20,000	1.02	20,000	0	0
Gerald R. Alejo Jr.	20,000	1.02	20,000	0	0
Apolinario A. Pilit Jr.	20,000	1.02	20,000	0	0
Felmer S. Paladino	20,000	1.02	20,000	0	0
Dennis Estrella Azarcon	20,000	1.02	20,000	0	0
Mark Anthony Payaoan Padua	20,000	1.02	20,000	0	0
Teodoro P. Padua	20,000	1.02	20,000	0	0
Graham D. Maysano	20,000	1.02	20,000	0	0
Jason C. Danglipen	20,000	1.02	20,000	0	0
Sammy C. Baoidan	20,000	1.02	20,000	0	0
Fidel Lizo Cayat	20,000	1.02	20,000	0	0
Louhdwig T. Soriano	20,000	1.02	20,000	0	0
Marilyn E. Pasi	20,000	1.02	20,000	0	0
Cresencio Jr. D. Anguitay	20,000	1.02	20,000	0	0
TOTAL	760,000	38.76%(2)	760,000	NIL	NIL

Notes

(1) The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2) Applicable percentage of ownership is based on 1,960,000 shares of common stock outstanding as of October 31, 2007.

Except as disclosed above, none of the selling stockholders:

(i) has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years; or

(ii) has ever served as one of our officers or Directors.

PLAN OF DISTRIBUTION

This prospectus relates to the registration of 760,000 common shares on behalf of the selling stockholders.

No Current Market for our Shares

There is currently no market for our shares. We cannot give you any assurance that the shares you purchase will ever have a market value or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange. We intend to have our shares quoted on the Over-the-Counter Bulletin Board. However, there is no assurance that we will be successful in finding a market maker who will be successful at having our shares quoted. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved.

The OTC Bulletin Board is maintained by the National Association of Securities Dealers. The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC Bulletin Board, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The selling security holders may sell some or all of their shares at a fixed price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling security holders must be made at the fixed price of $0.05 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents. The distribution of the shares may be effected in one or more of the following methods:

•	Ordinary broker transactions, which may include long or short sales;

•	Transactions involving cross or block trades on any securities or market where our common stock is trading;

•	Purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

•	In other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; or

•	Any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our stockholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $30,000.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock being offered by them. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Regulation M

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our Directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our officers and Directors and their ages and positions are as follows:

Name	Age	Position
Clifford Belgica	40	President, Chief Executive Officer and Director

Denver Melchor	29	Treasurer, Secretary and Director

Mr. Clifford Belgica

Clifford Belgica has served as our President and Chief Executive Officer and as a Director since we were incorporated on January 30, 2007.

Since November 2001, Mr. Belgica has been employed as a staff nurse at the Lion’s Gate Hospital Emergency Department in North Vancouver, British Columbia, Canada. Mr. Belgica received a Masters in Management degree from the University of Philippines (Baguio City, Philippines) in 1998, and graduated from Saint Louis University in the Philippines in 1988 with a Bachelor of Science in Nursing.

Mr. Denver Melchor

Denver Melchor has served as our Treasurer and Secretary and as a Director since we were incorporated on January 30, 2007.

Since 2000, Mr. Melchor has served as an Apprentice with the Land Bank of the Philippines. Mr. Melchor graduated from Saint Louis University, Bagio, Philippines in 1999 with a Bachelor of Science in Commerce.

Term of Office

Our Directors are elected at the annual meeting of the stockholders, and each Director holds office until a successor is elected and qualified or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

The Directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of our Directors. We have not compensated our Directors for service on our Board of Directors or reimbursed them for expenses incurred for attendance at meetings of our Board of Directors. Officers are appointed by our Board of Directors and each officer serves at the discretion of our Board of Directors. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

Our officers and Directors have not filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five years.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. As such, our entire Board of Directors acts as our audit committee.

Audit Committee Financial Expert

Our Board of Directors does not currently have any members who qualify as “audit committee financial experts.” We believe that the cost related to retaining such a financial expert at this time is prohibitive.

Involvement in Certain Legal Proceedings

No Director, nominee for Director, or executive officer of the Company, has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of our common stock owned as of October 31, 2007, by the following persons: (i) stockholders known to us who own 5% or more of our outstanding shares, (ii) each of our Directors, and (iii) our officers and Directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(¹)

Common Stock	Clifford Belgica(²)	500,000	25.51%

Common Stock	Denver Melchor(³)	700,000	35.71%

All officers as a Group		1,200,000	61.22%

(¹)	Based on 1,960,000 shares of our common stock outstanding.

(²)	The address for Clifford Belgica is 6825-196th A Street, Langley, BC V2Y 3H2 Canada.

(³)	The address for Denver Melchor is JC 173 Central PICO, La Trinidad, Benguet, Philippines.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 50,000,000 shares of common stock at a par value of $0.001 per share. As of October 31, 2007, 1,960,000 shares of common stock were issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of Directors can elect all of the Directors. Holders of our common stock representing ten percent (10%) of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to our common stock.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our Directors, employees and consultants.

Cash Dividends

As of the date of this registration statement, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business.

Transfer Agent

We have appointed the following transfer agent for our shares of common stock: Island Stock Transfer, 100 Second Avenue South, Suite 104N, St. Petersburg, Florida, 33701. Their telephone number is (727) 289-0100 and their fax number is (727) 289-0069. The transfer agent is responsible for all record-keeping and administrative functions in connection with our issued and outstanding common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer, or employee.

SRK Law Offices, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Davis Accounting Group P.C., Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our Bylaws provide that Directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers, and controlling persons of our Company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview of the Company

We were incorporated in the State of Nevada under the name Ultra Care, Inc. on January 30, 2007. We are a development stage company and we have commenced only limited operations. We have never declared bankruptcy, have never been in receivership and have never been involved in any legal action or proceedings. We have not made any significant purchase or sale of assets, nor has the Company been involved in any mergers, acquisitions or consolidations. We are not a blank check registrant as that term is defined in Rule 419(a) (2) of Regulation C of the Securities Act of 1933, because we have a specific business plan and purpose. Neither Ultra Care, Inc. nor our officers, Directors, promoters or affiliates, have had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

We intend to focus on developing into a provider of web-based recruitment services for nursing practitioners to facilitate the recruitment and hiring of internationally-trained nurses for jobs in the United States and Canada. We plan to provide international nursing practitioners with a one-stop shop for job placement with healthcare providers in the United States and Canada. We also plan to service the healthcare industry by providing prospective employers with reliable recruitment, screening, and placement services through an innovative web-based service.

We do not currently have sufficient capital to operate our business, and we may require additional funding in the future to sustain our operations. There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business.

Our offices are currently located at 999 Third Avenue, Suite 3800, Seattle, WA 98104. Our telephone number is (206) 224-3738. We currently have a preliminary informational website at www.ultracarenetwork.com.

The Market Opportunity

North American Nursing Shortage

There is a growing shortage of qualified nurses in North America. The American Association of Colleges of Nurses, which publishes periodic fact sheets on the current state of the nursing shortage (http://www.aacn.nche.edu/Media/FactSheets/NursingShortage.htm) reported as follows in early 2007:

In the January/February 2007 issue of Health Affairs, Dr. David I. Auerbach and colleagues estimated that the U.S. shortage of registered nurses (RNs) will increase to 340,000 by the year 2020. Though this is significantly less than earlier projections for a shortfall of 800,000 RNs which was made back in 2000, the study authors note that the nursing shortage is still expected to increase by three times the current rate over the next 13 years. The study is titled Better Late Than Never: Workforce Supply Implications of Late Entry into Nursing. http://content.healthaffairs.org/cgi/content/abstract/26/1/178

The American Nurses Association’s May 5, 2007 Congressional briefing on Safe Patient Handling contained the following two paragraphs relating to the growing nursing shortage:

"There isn't enough lift equipment in the hospital, so injury is constant, cumulative and inevitable," said Linda J. Stierle, MSN, RN, CNAA, BC, CEO of the American Nurses Association, and a retired U.S. Air Force general officer. "We believe the nation, now facing a serious nursing shortage can no longer afford the estimated 12 percent of RNs who leave the profession because of musculoskeletal injuries. ANA is committed to building critical consensus toward the introduction of viable federal legislation on safe patient handling that will eliminate manual lifting."

During National Nurses Week, ANA reaffirms its commitment to improve the quality of health care and the working conditions of nurses. The growing shortage of RNs poses a real threat to the nation's health care system and the public's health, and ANA is dedicated to fighting for a workplace environment that will encourage current nurses to continue in their careers, and inspire young men and women to consider nursing as a profession. (http://www.medicalnewstoday.com/medicalnews.php?newsid=69903)

The scenario described above as it relates to retiring nurses suggests an ongoing need for more nurses to fill job vacancies in the years to come.

The American Nurses Association, which has a membership of 2.9 million nurses, monitors staffing levels, recruiting trends and indicators from colleges of nursing, annual graduation of newly qualified nurses, retirement rates of existing nursing staff, and related information. In February 2006, this association published a series of reports with facts and figures detailing the nursing shortage, including the following:

The nation is facing an impending shortage of nurses, which is expected to peak by 2020; here are some of the prime indicators:

According to projections released in February 2004 from the Bureau of Labor Statistics, RNs top the list of the 10 occupations with the largest projected job growth in the years 2002-2012. Although RNs have listed among the top 10 growth occupations in the past, this is the first time in recent history that RNs have ranked first. These 10-year projections are widely used in career guidance, in planning education and training programs and in studying long-range employment trends. According to the BLS report, more than 2.9 million RNs will be employed in the year 2012, up 623,000 from the nearly 2.3 million RNs employed in 2002. However, the total job openings, which include both job growth and the net replacement of nurses, will be more than 1.1 million. This growth, coupled with current trends of nurses retiring or leaving the profession and fewer new nurses, could lead to a shortage of more than one million nurses by the end of this decade. (http://www.nursingworld.org/readroom/fsshortage.htm)

According to this report, not only is there a current need for qualified nurses, but there will be a demand for qualified nurses to fill job openings well into the future.

Foreign-Trained Nurses

While the American Nurses Association reports a membership of 2.9 million nurses, the Center for Nursing Advocacy reports that the global tally for nurses stands at 12 million. (http://www.nursingadvocacy.org/faq/nursing_shortage.html )

As early as 2004, healthcare facilities in the United States have turned to foreign nurses to alleviate the shortage of qualified nurses in the United States. In an article that appeared in Nursing Week in June 2004, titled “The Recruits,” the author made the following interesting observations:

Despite the red tape and expense, U.S. facilities find it worthwhile to recruit nurses from overseas to alleviate the shortage. Four years after she flew to the Philippines and began the process that ended in 39 newly hired nurses, Mary Jane Brecklin, RN, MA, BSN, says foreign recruitment made her organization better in more ways than one.

“It was a life-changing experience for us,” said the recruitment and retention services coordinator for St. Louis-based SSM Health Care, a 23,000-bed network of home health, in-patient, and rehab services and hospitals.

Not only did SSM employees come together to create a generous start for their new counterparts, but the administration also figured out new ways to retain all staff members. Despite an estimated cost of $16,000 per nurse and the complications leading them through the thicket of immigration bureaucracy, administrators say the trouble of overseas recruitment was worth it.

Accreditation agencies have helped ease the process. In June, the National Council of State Boards of Nursing announced it would offer the NCLEX in three foreign countries Hong Kong, England, and South Korea. The Commission on Graduates of Foreign Nursing Schools continues to open new locations of its NCLEX predictor test for the same reason; it recently branched out into China and India.

Most international nurses in the United States come from the Philippines, but many others come from Canada and India. In the past few years, Africa and China also have provided more nurses for U.S. facilities. (http://www.nurseweek.com/news/nursingshortage.asp)

The author’s comments about the hospital’s successful recruiting efforts speak directly to the quality of nursing education in the Philippines and the acceptance of these nurses in the U.S. healthcare system.

Taking all of these articles together, one may conclude that American health care organizations will continue to hire nursing recruits from outside of North America to fill job openings.

Recruiting Companies

Nurses basically have two job paths from which to choose in the current marketplace. The first option is to look for a temporary placement, which is commonly referred to in the industry as the “travel nurse” sector. The second option is to look for a full-time position with a hospital or other health care organization.

Temporary placement companies offer higher rates of pay per hour and the flexibility of varying work assignments from one placement to another as incentives to these “travel nurses.” The “travel nurse” sector has become popular enough that many recruiting firms specialize in this sector and provide temporary job placements only. This business model keeps nurses moving from one position to the next and creates a steady cash flow for the temporary placement agency. A travel nurse assignment may vary in length of time, with jobs ranging from 13 weeks to six months, and in some cases up to one year, at one location. The appeal of this type of work has been so great that a large number of recruiting companies arrange this type of work not only for nurses but also for other health care professionals, including those who work in radiology, clinical laboratories, rehabilitation, pharmacy and therapists.

However, other nursing applicants prefer the stability and security of a full-time position over the short-term, higher pay and varied work assignments associated with the “travel nurse” category. In addition, healthcare providers often look for long-term hires rather than temporary hires to fill a gap for a short period of time, usually not exceeding one year.

At this time, we plan on focusing on providing recruiting and placement services for full-time positions.

Accreditation in the United States

Due to the shortage of nurses to fill needed nursing positions, finding job postings from employers is a relatively straightforward process. However, finding qualified nurses to fill these positions is more challenging. Our plan is to develop a feeder network of new nursing graduates and experienced nurses who have been trained overseas. We plan to start by using our established contacts in the Philippines to develop a nursing network throughout the region.

Those nurses who want to work in the United States need to obtain accreditation in the United States. The Commission on Graduates of Foreign Nursing Schools (CGFNS International) is the organization that coordinates the evaluation of foreign academic standards and international licensure, with offices located in Philadelphia, PA. Its website can be found at http://www.cgfns.org/.

The CGFNS International describes its mission as follows:

CGFNS International is internationally recognized as an authority on credentials evaluation pertaining to the education, registration, and licensure of nurses and other healthcare professionals worldwide. CGFNS International and its divisions provide products and services that validate international professional credentials and supports international regulatory and educational standards for healthcare professionals. CGFNS International protects the public by ensuring that nurses and other healthcare professionals educated in countries other than the United States are eligible and qualified to meet licensure, immigration, and other practice requirements in the United States.

Qualifying Exam

Nurses who want to work in another country must navigate a multi-stepped process. The National Council of Licensure Exam for Nurses, referred to as the NCLEX, offers two exams, one for registered nurses, the NCLEX-RN, and one for practical nurses, the NCLEX-PN.

The difference between a registered nurse and a practical nurse is that a registered nurse is a nurse who graduated from a four-year baccalaureate degree program in nursing, while a practical nurse is a nurse who graduated from a two-year certificate program in nursing.

One education organization that offers preparation courses for the NCLEX-RN exam provides the following description of the exam on its website: (http://www.a2zcolleges.com/exams/nclexrn.htm).

The NCLEX-RN exam is a national, standardized, multiple-choice exam for registered nurses developed and controlled by the National Council of State Boards of Nursing. The exam is application oriented related to the job functions most commonly required of entry-level RNs. The exam tests current medical knowledge, nursing competencies and determines eligibility to earn a RN license and begin working as a Registered Nurse.

One exam preparation organization that assists nursing applicants with successfully passing the qualifying exams has the following comparative comments:

Both of these tests require the same basic understanding of nursing practice and knowledge. The NCLEX-RN questions and the NCLEX-PN questions are presented with four multiple choice answer scenarios. In some cases, the NCLEX is using a more difficult question format that requires multiple right answers to be selected. However, the material that is covered is the same.

The National Council of State Boards of Nursing (NCSBN) in conjunction with Pearson VUE administers two tests that are used to aid in the determination of the licensure of nurses. These examinations are the National Council Licensure Examination for a Practical Nurse (NCLEX-PN) and the National Council Licensure Examination for a Registered Nurse (NCLEX-RN). These two tests are used with state and territorial boards of nursing to aid in the determination of the licensure of nurses. (http://www.testprepreview.com/nclex_test_breakdown.htm)

On February 9, 2007, the CGFNS International announced that the Philippines capital city of Manila has become an accredited exam centre for the NCLEX-RN exam (see https://www.ncsbn.org/1152.htm). Nursing applicants from the Philippines are now able to take the accreditation exam locally.

Visa Process

Once a nursing applicant has successfully passed their NCLEX-RN or PN exam, he/she must apply for a work permit to enter the United States. The CGFNS International describes the VisaScreen accreditation process:

The U.S. Citizenship and Immigration Services (USCIS) require, under section 343 of the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, internationally-educated healthcare professionals, such as:

• Registered Nurses

• Physical Therapists

• Occupational Therapists

• Physician Assistants

• Clinical Laboratory Technicians (Medical Technicians)

• Clinical Laboratory Scientists (Medical Laboratory Technologists)

• Speech Language Pathologists

• Speech Language Audiologists

• Licensed Practical or Vocational Nurses

Seeking temporary or permanent occupational visas as well as those who are seeking Trade NAFTA (TN) status, to first obtain a CGFNS/ICHP VisaScreen Certificate as part of the visa process. VisaScreen is administered by the International Commission on Healthcare Professions (ICHP) a division of CGFNS International.

(http://www.cgfns.org/sections/programs/vs/)

The CGFNS International assessment fees are as follows:

• VisaScreen®: Initial Certificate Valid for five years	$398.00[1]

• VisaScreen®: Re-Process an Expired Initial Order	$128.00[2]
Applicant did not meet the requirements of the VisaScreen® program within the first 12 months of their initial order and wants to continue with the service

•VisaScreen®: Renewal Certificate	$150.00[1]
Valid for five years

• VisaScreen®: Verification of Certificate Letter	$75.00

• VisaScreen®: Replacement Certificate	$100.00

• Appeal revocation VisaScreen® Certificate
or 212(r) Certified Statement	$100.00

1Add Order Processing Fee ($50.00).

2Effective May 1, 2006, applicants will be given 12 months to meet the requirements of the program before the order is expired. Once an order is expired, an applicant can re-apply and pay a second year re-process an expired order fee. Re-process orders will remain open for 12 months starting from the date the re-process order is placed. A re-process order cannot be placed until the previous order has been expired. No re-process orders will be accepted prior to May 1, 2007.

Fees as of January 1, 2007. Fees may change without notice.  (http://www.cgfns.org/sections/programs/vs/ )

Accreditation in Canada

In Canada, the regulatory body that licenses nurses is the Canadian Nurses Association. Similar to the process in the United States, there is a formal certification process for all foreign-trained nurses who wish to work in Canada. Information about this process can be found online by visiting the following web page: http://www.cna-nurses.ca/CNA/nursing/certification/default_e.aspx.

The Internet as a Recruiting Tool

The internet has become a focal point of information exchange between people, including job seekers and prospective employers. The popularity of using the internet as a recruiting tool has grown significantly thanks to companies such as Monster.com (http://www.monster.com) and Career Builder (http://careerbuilder.com). In fact, the internet has become generally accepted for use as a job-seeking and job-hiring tool around the world.

For example, the following nursing placement services appeared on the first page of 80 pages of information retrieved from a search for "nursing jobs" on the internet:

Legal Nurse - http://www.legalnurse.com/
In business since 1982

Travel Nurse.com - http://www.travelnurse.com
Temporary job placement

MedHunters.com - http://www.medhunters.com/
Full time and temporary job placement

Canadian RN Directory - http://www.canadianrn.com/jobmart/jobmart.htm
A job board of Canadian nursing positions

Nevertheless, face-to-face discussions or personal contact between the nursing applicant and the prospective employer remain a vital part of the recruitment process and typically require one of the interested parties to travel to meet with the other. In addition, the clutter of information that is generated through internet searches makes it difficult to distinguish one service from the next.

Taking this into consideration as we build our business, we plan to use the internet as a productivity tool to be used along with video streaming technology that will preserve the personal contact required in the recruitment process. We plan on using this technology to enable personal interviews without having to arrange face-to-face meetings. We recognize that we may use our planned website as an effective marketing and an administrative tool, but that the long term success of our business will also depend on our established contacts in the Philippines, our direct marketing activities, and our ability to differentiate the quality of our service through enhancements such as bilingual formats that include the native languages of nursing applicants.

Our Competition

Our competition comes from two primary sources: private sector recruiting companies and prospective employers through their own direct recruitment efforts.

Direct Recruitment by Prospective Employers

Hospitals and other health care organizations are willing to use professional recruiters because these agencies are generally better at and more focused on recruiting than in-house human resources staff. First, hospitals, similar to other professional organizations, are often too busy performing the work that they do, i.e., providing health services, to spend the necessary time promoting and filling job opportunities within their organizations. In contrast, recruitment companies specialize in, and direct all of their energies at, recruiting. Limited health care budgets restrict hospitals in their direct efforts to recruit staff. In-house human resources professionals are typically responsible for many other duties and do not have the necessary time and resources to focus their efforts on finding and attracting qualified people, particularly foreign nursing professionals.

Private Sector Recruiting Companies

There are a number of private sector companies that are currently involved in recruiting nursing professionals. An online survey shows that recruiting companies are split into two sub-groups. One group is involved in placement for full-time job opportunities, while the other group is involved in “travel nurse” job placement.

One company with a presence in the Philippines, PhilsNurses.com (http://philsnurses.com/), is active in the same sector that we plan on entering. PhilsNurses.com is incorporated in the State of Delaware and promotes job opportunities in the United States. Compared to many other recruiting websites, PhilsNurses is modest in design and content.

Several U.S. and international recruiting firms also specialize in recruiting foreign nurses for the U.S. job market. The following companies represent a cross-section of the type of web content and resources that are used by recruiting companies and are available for the recruitment of nurses.

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Nurse Recruiter.com http://www.nurse-recruiter.com/is a web based operation featuring toll-fee telephone numbers for contact to Administration and Sales plus a separate Technical Support number. Nurse Recruiter.com uses a "fill-in-the-blanks" inquiry box in the top left corner of the home page to capture some preliminary information about each nursing applicant. This is designed for easy access and quick recognition for the web visitor. This company appears to have a strategic partnership in the “travel nurses” temporary placement business with FasStaff http://www.fastaff.com/ of Greenwood Village, Colorado.

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Travel Nurse Leads has a dedicated web page for employers. http://www.nurse-recruiter.com/employer_services/resume_ broadcast_service.html. Nurses who are currently involved in “travel nurse” assignments may post their resume for monthly broadcast to potential employers. No fees are charged to the nurses and a monthly $350.00 fee is billed to the health care providers using the service.

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Nurse Recuriter.com is the founding member of the Nursing Banner Exchange.  http://www.nurse-recruiter.com/cgi-bin/bp/bptop10.cgi. This is an online referral site designed to help drive website traffic to nursing related websites. Viewed as a strategic marketing tool by Nurse Recruiter.com, the image quality of each banner in the Nursing Banner Exchange leaves room for improvement.

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International Nurses Recruiting, LLC http://www.inrllc.com/ is situated in Lantana, Florida, with secondary offices in New York City. The company’s published goal is "to recruit qualified foreign nurses to long term contracts at hospitals throughout the USA."  Reviewing the content on the website suggests that International Nurse Recruiting is involved in both full time job placement and "travel nurse" temporary assignments. The International Nurses Recruiting, LLC operates in a number of high profile cities and states across the country http://www.inrllc.com/Nurse%20Recruitment/U_S__Locations/u_s__locations.html. An online registration for nursing applicants http://www.inrllc.com/captures initial contact information and helps to qualify the level of interest of the nursing applicant.

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MedHunters.com http://www.medhunters.comis a US based online recruiting company that has developed a user friendly communication style on its website. The click-through icons for a variety of topics are clearly marked, easily readable, and well-positioned on the web page. The website includes topics ranging from Career Advise and Career Resources and not just available jobs. This recruiting firm shows a running tally of how many job postings they have by category, such as positions for Nurse Faculty. http://www.medhunters.com/queryResult/jobQuery/2480/page1.html.

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Adevia Health http://www.adevia.com/offers nursing applicants job opportunities in both the United Kingdom and the USA. Web visitors can select a preferred region by clicking on the country flag at the top of the home page of the website. An interesting feature offered here is a dedicated area for NCLEX Training, the international accreditation exam that is a pre-requisite to being able to work in the USA. The company offers NCLEX Study Packs for those who wish to take the exam. The company has partnered with Kaplan in the United States, a firm that specializes in test preparation. This training program has become popular enough with Kaplan that their company has developed the Kaplan NCLEX-RN® Review Program for International Nurses. Adevia Health consultants encourage nursing applicants to talk to them about the Kaplan material before making an order to purchase material.

Ultra Care Advantages

We believe that our service will offer the following advantages:

•	We plan on recruiting foreign nurses using their native languages. We have not seen any competitor use a bilingual format in its website or online service.

•	We plan on using video streaming technology to enable personal interviews without having to arrange face-to-face meetings. Few of our competitors make any mention of using video streaming technology.

Our Service Model

Ultra Care Inc. plans to develop a web-based recruiting and placement service to assist overseas nurses who want to work in the United States and Canada. Our Company will work on a contingency basis employers where we earn recruiting revenues on the start date of newly-hired nurse employees whom we have referred for employment.

Current trends show a high degree of mobility among nursing personnel who are willing to relocate to expand their career choices. Our plan is to develop an innovative web-based service that captures the interest of nurses who are looking to work in the United States and Canada. Our website will help facilitate a more effective job search and hiring process, while preserving personal contact that is vital to a successful recruitment process for nursing professionals.

In the wake of the critical nursing shortage that exists today, we plan, through our network of international contacts in the Philippines, South East Asia, and Saudi Arabia to expedite the process of filling high-paying job postings for qualified nurses, first in the United States and Canada, and then in English-speaking countries around the world.

Our approach will involve a multi-layered website featuring continuous updates on new job postings, changes in regulatory criteria regarding the immigration process, and dynamic formats for employers.

The Nursing Applicant Perspective

The UltraCare Job Center for Nurses will include an easy-to-use web interface where we will encourage nursing applicants to share more information about themselves, rather than just using a traditional text resume.

The information gathering section for nursing applicants will allow nurses to add their resumes to our online database with the option to add other personal data. The uploading functionality will include information pockets for educational background, ongoing training courses they have attended, a place to note any in-service educational sessions, mentoring programs they have been involved in, performance reviews, job preferences, and personal notes on future career path, family members, references, and related material.

A key element within each nursing profile will be the option to upload a personal streaming video message for their prospective employer. We believe this approach will speed up the “getting to know you” part of the interview process for both sides.

From the Company’s administrative side of the website we will have a contact management section to record the timeline and history of our involvement with each nurse applicant. Our proprietary database will allow us to work most efficiently with each nursing applicant. The content of our database will include information such as alphabetical listings;, cross-referencing of applicants by a variety of search criteria including job preferences, country of residence, choice of location and type of work; salary expectations; a checklist of the where they are in the immigration process; and notes about family members and related information.

We plan to do remote interviews with nursing applicants whenever possible to control our costs. In the long run we plan to set up video conferencing capabilities for interviews with nursing applicants, which we will then share with prospective employers.

Our goal is to offer the nursing applicants a one-stop shop for working abroad in a first class format that encourages them to refer us to their friends and co-workers. We would like the international nursing community to view our Company as one that offers a total service package for those who want to work in the United States and Canada.

The Health Care Employer Perspective

Collecting a large number of job postings from prospective employers will be relatively straightforward. One of the ways we plan to differentiate ourselves from other recruiting firms is to work towards a deeper relationship with potential employers. Our plan is to encourage these organizations to share more of themselves, rather than just a simple job posting in a city or community that the nursing applicant knows little about.

In the UltraCare Employment Center we plan to work with the job listing health care organization to find out more about them. We plan to offer a standard job posting template at the cost of $99.00 per job posting, along with optional add-on enhanced features. The optional features will allow employers to provide a more complete picture to the nursing applicants. From relocation assistance to site visits, from national and local accreditation issues to what is involved in the orientation process, information that should help smooth the transition process.

Other ways that we will work with our employer clients include arranging for pre-screening sessions, remote interviews with video conferencing, facilitating recruiting visits by employers to the Philippines, assisting in travel plans, planning interview sessions, scheduling, and assisting with the immigration process and status reports on prospective new staff.

We plan to leverage state-of-the art technology to control costs and expedite information sharing between all parties involved in the recruitment process.

Licensing and Visa Issues

The UltraCare Accreditation & Work Visa section of our website will be a section with answers to Frequently Asked Questions, links to regulatory bodies, international exam schedules, site locations for taking the exam, along with interactive features such as internet blogs on working in the United States and Canada.

The United States and Canada each has its own set of criteria for health care professionals who want to work in these countries. We hope our website will become an online resource that offers quick access to information about what is involved and suggestions on how we can be of service to both nursing applicants and health care employers.

Growing the Business

We plan to charge employers a nominal fee for each job posting. Additional revenue will come from employers that decide to use our unique service option to publish enhanced employer profiles. Our main source of income will be success fees to be paid by employers upon the hiring of our nursing applicants. We do not plan to charge the nursing applicants any fees.

Initially our online recruiting service will be aimed at international nurses looking to relocate to the United States or Canada. In the future we plan to expand to reach a more global audience of health care organizations in English-speaking countries around the world.

Within the next 9 months, we expect to run trial programs with three major hospitals, two in the United States and one in Canada. We do not forecast any revenue within the next 12 months.

Website Development

From our own discussions with nurses we have found that they want more than just a job posting board that lists which jobs are available in which city. They want a resource that will assist them with landing the right job.

To develop an effective website that not only attracts people to visit once but has enough content to get them to come back time and time again, will take time.

We plan to outsource the development of our web-based service to an offshore contractor in order to minimize costs. The ownership of the intellectual property will reside with Ultra Care, Inc.

We have commenced work on our information website and expect to complete it within the next two months. We will use this site to post preliminary information for nursing candidates and employers on our home page as we begin to build brand name recognition. Within one month of starting operations, we intend outsource the development of the interactive database and administrative sections of our website. While the website development is underway, we will be working to build our international network of contacts in the Philippines. Hosting of the website will be contracted out to an internet company that can provide turn-key operations and a high level of service and support. In the future we will examine the option of hosting our own website.

A web development contractor will be responsible for the integrated database and for the behind the scenes administrative functions, as well as the secure web portals for nursing applicants and employers. Listed below are the main areas of development that we plan on performing within the next 8 months and completing by June 2008.

The UltraCare Job Center for Nurses

The UltraCare Job Center for Nurses section of our website will contain a click-through icon on the home page of the website will allow the web visitor to drill down for more information. Information will be organized by topic and allow nurse applicants to quickly find what it is they are looking for. Every web page will feature Contact Us data as well as links back to the Home Page of the website for efficient navigation. Anticipated pages on our site will include:

Automated Online Employment Application
Online Nursing Skills Test
Online Nursing Competency Questionnaire
Online Education Resource for International Exams
Online Question and Answer Section About Relocation
General information about cities and communities in the USA and Canada

We are in the discussion phase regarding what other topics and types of information to include on our website. Topics for considerations include:

Career Services Area
The “For Employers” Section
Understanding Payroll Deductions
Understanding Pension Contributions
Travel Nurse Section
Continuing Education
Editorial Articles about the Nursing Profession

The UltraCare Employment Center

The UltraCare Employment Center section of our website will contain the following items:

Automated Online Job Order Form
Enhanced Employer Options
Cross-reference to Database of Nursing Applicants
Details about On-site Recruiting Visits to the Philippines
Video Streaming Library

After completion of development of our website, we plan on signing an ongoing maintenance and products enhancements contract with an independent contractor going forward.

Building brand name will be the responsibility of our management team. Press releases and introductory workshops on relocation choices for nurses in North America will be promoted throughout the Philippines. We plan to be in direct contact with the academic instructors in the nursing colleges and continuing education programs in the Philippines to make them aware of our new services. As the business develops, we plan to have a section on the website just for testimonials from Philippine nurses whom we have helped to place in nursing jobs.

Regulatory Issues

We plan to work closely with CGFNS International to ensure that our applicants are aware of what is required of them to work outside of their home country.

Compliance with nursing accreditation exams and the VisaScreen certificate process are integral components in obtaining a work visa for a nursing job in the USA and Canada. Prior to launching our website, we plan to hold discussions with the relevant regulatory organizations.

In our own discussions with nursing applicants, we will work to ensure that all nursing and healthcare applicants are familiar with the VisaScreen process, filing fees, and timelines.

We plan to have ongoing discussion with the U.S. Citizenship and Immigration Services to familiarize ourselves with the VisaScreen process in order to be able to answer questions or direct nursing applicants who need additional information about the VisaScreen certificate process. Most of the necessary information is currently available on the internet.

The U.S. Citizenship and Immigration Guide for Hiring Nurses (http://www.uscis.gov/files/article/EIB19.pdf) is currently available in an online format.

Information relating to Employment-based Visa Petitions and their various sub-sections are also available online from The U.S. Citizenship and Immigration Services office: http://www.uscis.gov/propub/ProPubVAP.jsp?dockey=96de0a7cc5cba40ccda4d8a6004c5110

Our familiarity with these documents will help us to better understand the visa application process for nurses wishing to work in the United States.

The Philippines Overseas Employment Administration is the government agency that promotes and monitors overseas employment of the country’s labor expatriates. As a new company we will make every effort to be fully compliant with the filing and registration requirements. http://www.poea.gov.ph/

U.S.-based CGFNS International has established The International Centre on Nurse Migration, http://www.intlnursemigration.org/default.shtml, which is involved in national and global policy issues relating to safe patient care. We plan to follow the developments and discussions from this organization to stay abreast of regulatory and policy changes.

As part of gaining experience in becoming familiar with the certification and immigration rules and criteria, our management team plans to be engaged in extensive discussions with immigration lawyers in the USA and in-house counsel working with health care organizations. Our goal is to learn as much as we can to help facilitate a smooth transition for nurses wanting to work internationally.

Marketing & Sales Strategy

Offshore Marketing

Ultra Care marketing efforts will be focused on building brand name recognition within the international nursing community, starting in the Philippines.

Our strategy is to develop a strong grass-roots network of contacts in the Philippines and use this as our primary base of operations for recruiting nurses and health care professionals. Starting with our personal contacts among registered nurses and academic instructors at the nursing colleges, we plan to offer a series of free workshops. The topics will range from medical preparedness for emergencies to emerging trends for nurses working in North America. Our Company president plans to publish a series of White Papers for distribution at our workshops and for submission to trade journals and other nursing publications.

We plan to leverage the flexibility provided by the internet to offer webcasts of our workshops that can be pre-recorded for broadcasts at predetermined times. This will minimize the need for our Company president to do extensive travel. Utilizing webcasts will allow us to quickly expand our marketing initiatives throughout the 7,000 islands that make up the Philippines and neighboring countries.

Publishing in Two Languages

We plan to explore the option of publishing our newsletters and marketing material in both English and Filipino editions. Our management group is multi-lingual and can easily accommodate an English-to-Filipino translation. This talent will help in all forms of communications with Filipino nursing applicants, from telephone calls to emails and beyond.

Our management team will work towards becoming known as a reliable source of where to go to find out more information when needed. We do not see ourselves as becoming overnight experts, but rather as facilitators of where to go and how to find out more information regarding an international nursing career.

By year two, we plan to organize an UltraCare Virtual Open House where nurses and employers can come together in an online format. The marketing effort leading up to this event will be performed through our website.

Our marketing plan includes a strategy to take advantage of our online culture by using press releases to announce each new White Paper written by our Company president and then to make it available without charge to the nursing sector.

In the list below you will find just a few of the trade publications we plan to be in touch with about making editorial contributions:

American Nurses Association - http://www.nursingworld.org/
Canadian Nurses Association - http://www.cna-nurses.ca/cna/
Forensic Nurse - http://www.forensicnursemag.com/
Male Nurse Magazine - http://www.malenursemagazine.com/
Nurse.com - http://www.nurse.com/
Nursing Times, UK - http://www.nursingtimes.net/
Philippine Nurses Association - http://www.pna-ph.org/
RNWeb - http://www.rnweb.com/rnweb/

The Philippine Nurses Association has local chapters across the USA and we plan to be in contact with all of them. Here is a partial list of chapters that have their own websites:

Philippine Nurses Association of the USA - http://www.philippinenursesaa.org/
Philippine Nurses Association of the United Kingdom - http://www.pnauk.org.uk/
Philippine Nurses Association of New York -http://www.pnanewyork.org/
Philippine Nurses Association of New England - http://www.pnane.org/
Philippine Nurses Association of North Carolina - http://www.geocities.com/reggiedoc/PhilNCnurse.htm
       Philippine Nurses Association of San Antonio - http://www.geocities.com/pnasa_tx/
Philippine Nurses Association of San Diego County - http://www.pnasd.org/PNASD.html
Philippine Nurses Association of New Jersey - http://www.pnasd.org/PNASD.html

In addition, we plan to be in contact the nursing schools at colleges and universities throughout the Pacific region that publish their own nursing magazine.

We will examine advertising opportunities within these trade journals and nursing schools newsletters, especially when we know that one of our White Papers is being published in a designated issue. All media contact through press releases or advertising material will contain our website address, email, and telephone number.

Nursing Schools in the Philippines

A marketing campaign aimed at the students of the 450 nursing schools in the Philippines will be the primary focus for our marketing efforts. Our Company president has an extensive network of contacts within the nursing schools in the Philippines from his time as an instructor and emergency services work in the country. We plan to renew those contacts and broaden the network with marketing efforts geared towards creating a presence for our brand name. According to a recent news article, more Filipino nurses are applying for jobs in the U.S. this year than last; the number has almost doubled. http://www.gmanews.tv/story/41184/Number-of-Pinoy-nurses-seeking-US-jobs-surges

Listed below is one ranking for the Top 10 Nursing Schools according to PinoySites.org a web directory and search engine of Filipino and Philippine based websites: http://www.pinoysites.org/jcm/item/5/

Top 10 Philippine Nursing Schools - July 2006

1. University of the Philippines - Manila

2. St. Paul College - Iloilo

3. Silliman University - Dumaguete City

4. West Visayas State University

5. University of Santo Tomas Manila

6. Saint Louis University - Baguio City

7. Mindanao State University Marawi City

8. St. Paul College - Dumaguete City

9. Pamantasan ng Lunsod ng Maynila

10. Saint Mary’s University - Bayombong

According to an article published in The Manila Times on March 22, 2005, there were 40 nursing schools in the country in the Philippines in 1970 and that number has surged to over 350 nursing schools at the time the story was written. http://www.manilatimes.net/others/special/2005/mar/22/20050322spe1.html

Unofficial reports from news agencies suggest that the number of nursing schools has grown to approximately 450 in the spring of 2007. Our plan is to be in contact with every nursing school in the country. From the office of the registrar to the president of the university to the alumni office, and where possible into the classrooms of nursing students, we plan to become known as a resource they can call upon. A comprehensive marketing plan to introduce our Company can be carried out by management in the Philippines with direction and guidance from our Company president.

Online Marketing Efforts

We plan for our website to include a number of elements that allow for Search Engine Optimization (SEO). This is the process by which an online company can improve the volume and quality of the traffic to the website.

The index page for example will include the use of strategic meta-tags to help flag a web page for search engines enquiries. During the first six months of operation, we will probe the use of various search phrases and keywords that nurse applicants use when job hunting. We intend for management to prepare a summary report of this survey information and share this data with our contract website designer so that we can learn and hopefully obtain an advantage over other recruiting firms. Another key feature about the home page will be links to the strategic partnerships that we develop over time. Hyperlinks from one web page to the next will help to raise the search engine visibility for prospective web visitors.

Google Advertising

We plan to use Google, the number one ranked search engine on the internet, and their internet based click through marketing program, see http://www.google.ca/intl/en/ads/for details about Google AdWords and Google AdSense. These marketing tactics are already being used by our competitors. For example, if one types the words “nursing jobs” into a Google search space without quotation marks and views the results, on the right hand side of the page you will find click-through listings for the following companies:

Global-Nurses.com	Monster.com or Monster.ca	Nursetown.com
Nursingthecampusguide.com	Healthstaffrecruitment.com.au	MyNursingjob.net

Email Lists and other Direct Marketing

During our first year, we plan to investigate the effectiveness of email marketing campaigns. We plan to approach vendors that specialize in email marketing to assist in designing an email brochure, a newsletter, and to acquire email marketing lists. We will conduct several test e-mail marketing campaigns and measure the results. The long term benefit to this marketing tactic depends on the quality of the email lists that we work with. With that in mind, we plan to offer an opt-in feature on our website to encourage web visitors to submit their own email addresses. These new contacts will receive our online newsletter.

Industry Trade Shows and Conferences

During our first year of operations, we plan to begin to monitor industry trade shows for opportunities to appear as a presenter and exhibitor. Having a presence at these trade shows will help to raise the visibility of the Company and make us available for new opportunities as consultants to industry, as well as to become known as a resource for employers. Our own series of free workshops in the Philippines will provide us with an opportunity to collect contact information from prospective nursing applicants.

Continuing Education Courses

According to local reports, Philipino’s are flocking to the growing number of nursing schools in the country (http://www.pinoysites.org/jcm/item/5/). They are attracted to the nursing profession for the high rate of pay and the chance to travel abroad. The same article offers some interesting numbers about nursing students. Of the 26,000 that sat for the exam in 2005, slightly more than 50% managed to pass the qualifying NCLEX-RN exam. This fact alone supports the notion that many Philipino nurses would like to be able to work abroad but lack the skills and knowledge to pass the qualifying exam. We see this as an opportunity for future continuing education courses offered by Ultra Care.

Dependence on One or a Few Major Customers

The nature of our service offering does not mandate any dependence on one or a few major customers; however, if we obtain one or more large healthcare employer accounts, then we may end up being dependent on one or a few major employer clients.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We have not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions. We are planning to develop a website and intend to protect our intellectual property with copyright and trade secrecy laws. Beyond our trade name, we do not hold any other intellectual property.

Existing or Probable Government Regulations

Recruiting foreign nurses is dependant on such nurses meeting certain federal and state regulatory requirements. In addition, there are certain rules and regulations that govern the recruitment of employees in the nurses home countries. A change in the visa or licensing process would pose a challenge to us.

In the United States, the Commission on Graduates of Foreign Nursing Schools (CGFNS International) is responsible for accrediting foreign nurses. CGFNS International ensures applicants are in compliance with all procedures deemed appropriate by this organization. CGFNS International is a recognized on nursing credentials, evaluation pertaining to the education, registration, and licensure of nurses and other healthcare professionals worldwide. It offers exams in over 50 countries including the Philippine.

In Canada, foreign nurses must take the Canadian Registered Nurse Examination. This is administered by the Canadian’s nurses association. However, each provincial or territorial nursing regulatory body in Canada is responsible for ensuring that the individuals it registers as nurses meet an acceptable level of competence before beginning to practice.

In the Philippines, the Philippines Overseas Employment Administration (http://www.poea.gov.ph/) is the government agency that promotes and monitors overseas employment of the country’s labor expatriates. With the growing demand for nurses, this agency is directly involved in the corporate certification process and demands complete disclosure of business activities.

Employees

We have commenced only limited operations; therefore, we have no full time employees. Our officers and Directors provide service to us on an as-needed basis. Nine months following the commencement of operations, we expect to need to hire full-time management and administrative support staff following development of our website.

Reports to Security Holders

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-KSB. We are not currently a fully reporting Company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-QSB and current reports on Form 8-K.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we filed with the SEC a registration statement on Form SB-2 covering the securities in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information in the registration statement. For further information regarding both our Company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC's Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, and on the SEC Internet site at http:\\www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 8 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

We are a development stage company with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months. We do not anticipate that we will generate significant revenues until the third quarter of the second year of operation. Accordingly, we must raise cash from sources other than our operations in order to implement our business plan.

In our management's opinion there is a current and rapidly growing need for recruitment services in the healthcare market, particularly in the long term care market in the United States, as well as in other healthcare markets around the world.

Plan of Operation

Our plan of operation is to develop an industry leading online resource for the nursing profession. Our web-based service will support both job inquiries and job postings.

Our business objectives are as follows:

•	To be a leading provider of nursing candidates for placement into full time jobs in the United States and Canada, and eventually, in English-speaking countries around the world.

•	To develop an interactive web service that will generate income from multiple revenue streams and create value for our stockholders.

Our goals for the next 12 months are as follows:

•	To develop our service to the point that we can begin matching job seekers with advertised positions.

•	To broaden our network of personal contacts to all 450 nursing schools throughout the Philippines.

•	To launch a beta-test program with three hospitals, two in the United States and one in Canada, that may become future employers for our nursing applicants.

•	To be engaged in discussions with at least 250 prospective employers in the United States and 25 prospective employers in Canada.

During our first year of operations, the Company officers and Directors will provide their services to Ultra Care at no charge. This includes administrative duties, along with developing a schematic flow chart for the website design, developing sales and marketing information kits, researching background on potential job listings from employers, and making connections with foreign nursing schools.

Management plans to contract out the development of the website to an accomplished web developer who is familiar with online databases, streaming video, and related content management. There are no plans to hire additional staff while the website is being developed. With limited financial resources to begin with, each member of the management team will dedicate approximately 4 hours a week in order to attend to needs of the business.

Activities to Date

Management has already begun to develop the conceptual design of an informational website. We have registered three website domain names, including: ultracare-inc.com; ultracareinc.net and ultracarenetworks.com. In advance of the completion of our informational website, we plan to rent space on a virtual web server for approximately $100 per month. We have retained accountants and legal counsel to launch the Company, and we have retained a transfer agent. We have arranged for the lease of office space and expect to expend modest amounts for office supplies and telephone costs beginning in the first month of operations. We plan to hire an administrative support person to start work in approximately nine months.

We plan to incur the following expenses over the next 12 months:

	Nov. - Jan., 2008	Feb. - Apr., 2008	May - July, 2008	Aug. - Oct. 2008	12 Month Total
Legal/Accounting	$1,500.00	$1,500.00	$1,500.00	$3,500.00	$8,000.00
Transfer Agent	$2,500.00	$-	$-	$-	$2,500.00
Corporate Design	$1,500.00	$-	$-	$-	$1,500.00
Marketing Design	$-	$500.00	$500.00	$-	$1,000.00
Printing	$-	$-	$600.00	$1,000.00	$1,600.00
Website Development	$1,500.00	$4,000.00	$5,500.00	$6,000.00	$17,000.00
Web Hosting	$300.00	$300.00	$300.00	$300.00	$1,200.00
Email Marketing	$-	$-	$150.00	$-	$150.00
Travel	$1,500.00	$-	$1,500.00	$1,500.00	$4,500.00
Trade Show Exhibitor	$-	$-	$-	$-	$-
Telephone	$525.00	$525.00	$525.00	$525.00	$2,100.00
Sales Staff	$-	$-	$-	$-	$-
Admin. Support Staff	$-	$-	$1,200.00	$3,600.00	$4,800.00
Office Rental	$600.00	$600.00	$600.00	$600.00	$2,400.00
Office Supplies	$450.00	$250.00	$500.00	$500.00	$1,700.00
Miscellaneous Admin.	$350.00	$350.00	$350.00	$500.00	$1,550.00
Total	$10,725.00	$8,025.00	$13,225.00	$18,025.00	$50,000.00

By the end of November 2007, we plan to hire a contractor to develop our website, including all aspects relating to secured portals for both the nursing applicants and employers. The administrative side of the website will support our own management information system with upload capabilities for incremental changes.

Our plan to contact all nursing schools in the Philippines will begin in January 1, 2008 as soon as our marketing kits are available. We expect that the upcoming nine months will be spent in general marketing efforts.

We plan to develop a beta-test version of the website during the next eight months and involve three major hospitals in this effort. We have identified several prospective hospitals to approach and will begin scheduling initial discussions about our beta-test program within the first three months of our operations. Our plan is to offer incentives to members of the beta-test group in the form of reduced rates for an initial group of job postings and enhanced employer profiles.

Once the website is operational, we plan to hire a full time sales person to call on health care organizations to solicit job orders. At that time, other members of management will be working to develop a grass-roots marketing initiative in the Philippines to promote our web service. The Philippines has a long history of providing a steady supply of nurses for both American and Canadian health care facilities. Our personal contacts in the nursing colleges and universities in the Philippines will allow us to leverage our marketing efforts to promote international job opportunities for new graduates and more experienced nursing staff.

Building on our own knowledge of the nursing sector, we intend to blend in best practices methodologies from industry leaders and from the beta-test initiative. Website development will leverage the latest technologies including email, imaging, audio, and video streaming.

We intend for the UltraCare Employment Center to offer employers enhanced employer feature profiles, including the capability to upload on-site videos of staff, facilities and related details about the job posting. Other enhanced features will include audio/video background details about the community where the job posting is located, along with information on finding a place to live, schools, community centers, shopping and transportation. Our goal is help paint a more comprehensive picture about the job opportunity on behalf of the employer.

We intend for the UltraCare Job Center for Nurses section to be designed to optimize not only the qualifications of the individual applicant but also to capture a look at the individual and her personality. Our plan is to offer nurses an opportunity to upload not just a text resume but also a personal message in either audio or a 2 minute video to introduce themselves to prospective employers.

Milestones

The following is a chronological check list of the milestones we hope to achieve over the next twelve months.

November, 2007 - January, 2008

During the first three months we plan to:

- search and hire a website development company or individual
- begin discussions on the website development strategy
- initiate the development of our corporate and marketing materials

Website development - We plan to hire a website development company or individual to begin work on our website. Our management team will spend time mapping out the look of the website on paper including a continued examination of Best Practices in use today. During this time we will develop the website information brochures. The development of the corporate and marketing materials will follow the style of the brand name appearance on the website to maximize the visual impact of the corporate logo and help to build long term brand name recognition.

February - April, 2008

During the second three-month period we plan to:

- begin to develop the infrastructure for the website
- make our first contacts with nursing schools in the Philippines
- continue with the “on paper” development of the website
- begin development of the content for web pages in offline format
- begin to develop our first White Paper on Emerging Trends
- begin to look for potential publishers of our White Paper and future articles
- begin discussion with Philippine nursing schools as guest lecturer on
  Disaster Medical Planning for Nurses
- contact and begin beta test sites with two US hospitals and one in Canada

May 2008 - July, 2008

During the third three-month period we plan to:

- perform beta site testing with employers completed this quarter
- beta-test the nursing applicant side of the website in the Philippines
- develop a plan for linking up with strategic industry partners
- begin discussion with nursing accreditation organizations
- begin discussions with immigration services
- look for mass marketing opportunities at industry trade shows in 2008
- prepare the marketing material for Employers
- identify and submit proposals as trade show lecturer / presenter
- develop the content for a Free Workshop on International Nursing Opportunities

August - October, 2008

During the fourth three-month period we plan to:

- expand the development of the website to for employers
- begin discussions with selected hospitals as beta-test employers
- continue discussions with potential strategic partners
- select two to three industry trade shows to attend as exhibitor
- look for office space to occupy in late first quarter of Year Two
- arrange for international toll free telephone numbers
- add toll free information to marketing material
- begin to interview for first sales staff position
- begin to evaluate email marketing campaign programs
- publish a new editorial and submit to nursing trade journals
- establish a date for the official launch of the website
- begin advertising campaign in hard copy editions of trade publications
- conduct the first Free Workshop on International Nursing Opportunities in Manila
        - develop a strategy of neighboring countries to deliver the Free Workshop

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

We do not own any real property. We currently maintain our corporate office at 999 Third Ave., Suite 3800, Seattle, WA 98104. We pay monthly rent for use of this space. This space is sufficient for our current needs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which any of our Directors, executive officers, stockholders or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On January 30, 2007, we sold 700,000 shares of our common stock to Mr. Denver Ciano Melchor, our Treasurer, Secretary and Director, for cash payment to us of $7,000. We believe this issuance was exempt from registration pursuant to Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to non-U.S. citizens, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

On January 30, 2007, we sold 500,000 shares of our common stock to Mr. Clifford Belgica, our President, Chief Executive Officer, and Director, for cash payment to us of $5,000. We believe this issuance was exempt from registration pursuant to Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to non-U.S. citizens, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

As of July 31, 2007, we received a loan from Mr. Clifford Belgica, our President, Chief Executive Officer, and Director, in the amount of $600. The loan was provided for working capital purposes, and is unsecured, non-interest bearing, and has no terms for repayment.

Our officers and Directors may be considered promoters of Ultra Care, Inc. due to their participation in and management of the business of the Company since its incorporation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

 No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Rule 144

As of October 31, 2007, there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal 19,600 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

As of October 31, 2007, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

Holders of Our Common Stock

As of October 31, 2007, we had 40 registered stockholders.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the expansion and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors that our Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

None

EXECUTIVE COMPENSATION

We have not paid, nor do we owe, any compensation to our executive officers. We have not paid any compensation to our officers since inception.

We have no employment agreements with any of our executive officers or employees.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
					Awards		Pay-outs
	Year	Annual Compensation			Securities Underlying Options/ SARs	Restricted Shares or Restricted Share	LTIP Pay-
Name and Principal Position	(1)	Salary	Bonus	Other	Granted	Units	outs	All Other
Clifford Belgica President, CEO and Director	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Denver Ciano Melchor Secretary, Treasurer and Director	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)  We were incorporated on January 30, 2007.

Option/SAR Grants

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any Director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or Directors since we were founded.

Long-Term Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any Director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or Directors or employees or consultants since we were founded.

Compensation of Directors

There are no arrangements pursuant to which Directors are or will be compensated in the future for any services provided as a Director.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are currently no employment or other contracts or arrangements with officers or Directors. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, Directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us. There are no arrangements for Directors, officers, employees or consultants that would result from a change-in-control.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO FINANCIAL STATEMENTS
JULY 31, 2007

Report of Registered Independent Auditors	F-2

Financial Statements-

Balance Sheet as of July 31, 2007	F-3

Statements of Operations for the Period Ended
July 31, 2007, and Cumulative from Inception	F-4

Statement of Stockholders’ Equity for the Period from Inception
Through July 31, 2007	F-5

Statements of Cash Flows for the Period Ended July 31, 2007,
and Cumulative from Inception	F-6

Notes to Financial Statements July 31, 2007	F-7

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Ultra Care, Inc.:

We have audited the accompanying balance sheet of Ultra Care, Inc. (a Nevada corporation in the development stage) as of July 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for period ended July 31, 2007, and from inception (January 30, 2007) through July 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ultra Care, Inc. as of July 31, 2007, and the results of its operations and its cash flows for the period ended July 31, 2007, and from inception (January 30, 2007) through July 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenue to cover its operating costs. As such, it has incurred an operating loss since inception. Further, as of July 31, 2007, the cash resources of the Company were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/S/ Davis Accounting Group P.C.

Cedar City, Utah,
October 26, 2007.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET (NOTE 2)
AS OF JULY 31, 2007

2007
ASSETS
Current Assets:
Cash in bank	$38,131
Prepaid rent	1,663
Total current assets	39,794
Total Assets	$39,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accrued liabilities	$3,750
Due to Director and stockholder	600
Total current liabilities	4,350
Total liabilities	4,350
Commitments and Contingencies
Stockholders' Equity:
Common stock, par value $0.001 per share, 50,000,000 shares
authorized; 1,960,000 shares issued and outstanding	1,960
Additional paid-in capital	48,040
(Deficit) accumulated during the development stage	(14,556)
Total stockholders' equity	35,444
Total Liabilities and Stockholders' Equity	$39,794

The accompanying notes to financial statements are
an integral part of this balance sheet.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (NOTE 2)
FOR THE PERIOD ENDED JULY 31, 2007, AND
CUMULATIVE FROM INCEPTION (JANUARY 30, 2007)
THROUGH JULY 31, 2007

	Period Ended	Cumulative
	July 31,	From
	2007	Inception

Revenues	$-	$-

Expenses:
General and administrative-
Professional fees	14,350	14,350
Rent expense	166	166
Other	40	40
Total general and administrative expenses	14,556	14,556
(Loss) from Operations	(14,556)	(14,556)
Other Income (Expense)	-	-
Provision for income taxes	-	-
Net (Loss)	$(14,556)	$(14,556)
(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$(0.01)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	1,570,929

The accompanying notes to financial statements are
an integral part of these statements.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (NOTE 2)
FOR THE PERIOD FROM INCEPTION (JANUARY 30, 2007)
THROUGH JULY 31, 2007

				(Deficit)
				Accumulated
			Additional	During the
	Common stock		Paid-in	Development
Description	Shares	Amount	Capital	Stage	Totals

Balance - January 30, 2007	-	$-	$-	$-	$-
Issuance of common stock to Directors for cash	1,200,000	1,200	10,800		12,000
Common stock issued for cash	760,000	760	37,240	-	38,000
Net (loss) for the period	-	-	-	(14,556)	(14,556)
Balance - July 31, 2007	1,960,000	$1,960	$48,040	$(14,556)	$35,444

The accompanying notes to financial statements are
an integral part of this statement.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS (NOTE 2)
FOR THE PERIOD ENDED JULY 31, 2007, AND
CUMULATIVE FROM INCEPTION (JANUARY 30, 2007)
THROUGH JULY 31, 2007

	Period Ended	Cumulative
	July 31,	From
	2007	Inception

Operating Activities:
Net (loss)	$(14,556)	$(14,556)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Changes in assets and liabilities-
Prepaid rent	(1,663)	(1,663)
Accrued liabilities	3,750	3,750
Net Cash (Used in) Operating Activities	(12,469)	(12,469)
Investing Activities:
Cash provided by investing activities	-	-
Net Cash Provided by Investing Activities	-	-
Financing Activities:
Issuance of common stock for cash	50,000	50,000
Due to Director and stockholder	600	600
Net Cash Provided by Financing Activities	50,600	50,600
Net Increase in Cash	38,131	38,131
Cash - Beginning of Period	-	-
Cash - End of Period	$38,131	$38,131

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes to financial statements are
an integral part of this statement.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

(1) Summary of Significant Accounting Policies

Basis of Presentation and Organization

Ultra Care, Inc. (“Ultra Care” or the “Company”) is a Nevada corporation in the development stage. The Company was incorporated on January 30, 2007. Initial operations have included organization and incorporation, target market identification, new product development, marketing plans, and capital formation. The business plan of the Company is to service the healthcare industry and provide prospective employers with reliable recruitment, screening, and placement services by developing an innovative web-based service to match up foreign-based nurses who are looking to work in the United States and Canada with healthcare employers located in the United States and Canada. The accompanying financial statements of Ultra Care were prepared from the accounts of the Company under the accrual basis of accounting.

In addition, in March 2007, the Company commenced a capital formation activity through a Private Placement Offering (“PPO”), exempt from registration under the Securities Act of 1933, to raise up to $38,000 through the issuance 760,000 shares of its common stock, par value $0.001 per share, at an offering price of $0.05 per share. As of July 31, 2007, the Company closed the PPO and received proceeds of $38,000. The Company also commenced an activity to effect a Registration Statement on Form SB-2 with the Securities and Exchange Commission (“SEC”) to register 760,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

 Revenue Recognition

The Company is in the development stage and has yet to realize revenues from planned operations. Once the Company has commenced planned operations, it will recognize revenues when completion of recruiting services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. For the period ended July 31, 2007, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required.

 Loss Per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended July 31, 2007.

The Company has not issued any options or warrants since inception.

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated. As of July 31, 2007, the Company had not incurred any deferred offering costs.

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes" (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Concentration of Risk

As of July 31, 2007, the Company maintained its cash account at one commercial bank. The balance in the account was subject to FDIC coverage.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of July 31, 2007, the carrying value of accrued liabilities and the amount due to Director and stockholder approximated fair value due to the short-term maturity of these instruments.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Lease Obligations

All noncancellable leases with an initial term greater than one year are categorized as either capital or operating leases. Asset recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease, if shorter.

 Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of July 31, 2007, and revenues and expenses for the period ended July 31, 2007, and cumulative from inception. Actual results could differ from those estimates made by management.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

Fiscal Year End

The Company has adopted a fiscal year end of July 31.

(2) Development Stage Activities and Going Concern

The Company is currently in the development stage, and its business plan addresses the development of a web-based service for the recruitment and placement of qualified foreign-based nurses in the United States and Canada.

During the period ended July 31, 2007, the Company was organized and incorporated, received initial working capital through the issuance of common stock to Directors and officers at par value for cash proceeds of $12,000, and completed a capital formation activity to raise up to $38,000 from the sale of 760,000 shares of common stock through a PPO to various stockholders. Currently, Ultra Care is preparing a Registration Statement on Form SB-2 which it intends to file with the SEC to register 760,000 shares of its common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold. The Company also intends to conduct additional capital formation activities through the issuance of its common stock and to further conduct its operations.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenue to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of July 31, 2007, the cash resources of the Company were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(3) Loan from Director and Stockholder

As of July 31, 2007, a loan from an individual who is a Director, President and stockholder of the Company amounted to $600. The loan was provided for working capital purposes, and is unsecured, non-interest bearing, and has no terms for repayment.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

(4) Common Stock

The Company is authorized to issue 50,000,000 shares of $0.001 par value common stock. All shares of common stock have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the Directors of the Company.

On January 30, 2007, the Company issued 1,200,000 shares of its common stock to its Directors and officers at par value for cash proceeds of $12,000. See Note 6.

In March 2007, the Company commenced a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $38,000 through the issuance 760,000 of its common stock, par value $0.001 per share, at an offering price of $0.05 per share. As of July 31, 2007, the Company fully subscribed the PPO, and received proceeds of $38,000. The Company accepted subscriptions from 38 foreign, non-affiliated investors.

In addition, Ultra Care is preparing a Registration Statement on Form SB-2 which it intends to file with the SEC to register 760,000 shares of its common stock for selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

(5)  Income Taxes

The provision (benefit) for income taxes for the period ended July 31, 2007, was as follows (using a 15 percent effective Federal income tax rate):

2007
Current Tax Provision:
Federal-
Taxable income	$-
Total current tax provision	$-
Deferred Tax Provision:
Federal-
Loss carryforwards	$2,183
Change in valuation allowance	(2,183)
Total deferred tax provision	$-

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

The Company had deferred income tax assets as of July 31, 2007, as follows:

2007
Loss carryforwards	$2,183
Less - Valuation allowance	(2,183)
Total net deferred tax assets	$-

As of July 31, 2007, the Company had net operating loss carryforwards for income tax reporting purposes of approximately $14,556 that may be offset against future taxable income. The net operating loss carryforwards expire in the year 2027. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs or a change in the nature of the business. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements for the realization of loss carryforwards, as the Company believes there is high probability that the carryforwards will not be utilized in the foreseeable future. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

(6) Related Party Transactions

As described in Note 3, as of July 31, 2007, the Company owed $600 to an individual who is a Director, President, and stockholder of the Company.

As described in Note 4, on January 30, 2007, the Company issued 1,200,000 shares of its common stock to its Directors and officers at par value for cash proceeds of $12,000.

(7) Recent Accounting Pronouncements

In June 2006, the FASB issued SFAS Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Earlier application of the provisions of FIN 48 is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period this Interpretation is adopted.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

The management of the Company does not believe that this pronouncement will have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement, the FASB having previously concluded in those accounting pronouncement that fair value is the relevant measurement attribute. This statement does not require any new fair value measurements. However, for some entities, the application of the statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management of the Company does not believe that this pronouncement will have a material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets for a not-for-profit organization. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The management of the Company does not believe that this pronouncement will have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including An Amendment of FASB Statement No. 115," which permits entities to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity would report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The decision about whether to elect the fair value option is applied instrument by instrument, with a few exceptions; the decision is irrevocable; and it is applied only to entire instruments and not to portions of instruments. SFAS No. 159 requires disclosures that facilitate comparisons (a) between entities that choose different measurement attributes for similar assets and liabilities and (b) between assets and liabilities in the financial statements of an entity that selects different measurement attributes for similar assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year provided the entity also elects to apply the provisions of SFAS No. 157. Upon implementation, an entity shall report the effect of the first re-measurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. Since the provisions of SFAS No. 159 are applied prospectively, any potential impact will depend on the instruments selected for fair value measurement at the time of implementation. The management of the Company does not believe that this pronouncement will have a material impact on its financial statements.

ULTRA CARE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2007

(8) Commitments and Contingencies

The Company currently has an operating lease commitment for office space with an unrelated party for the period of eleven months. The operating lease period is from July 2007 through May 2008, at a monthly lease rate of $166. On June 29, 2007, the Company prepaid the operating lease obligation. As such, the Company has recorded rent expense through July 31, 2007, of $166, and prepaid rent of $1,663.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Our officers and Directors are indemnified as provided by the Nevada Revised Statutes and by our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our Directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the Director has a material conflict of interest; (b) a violation of criminal law, unless the Director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the Director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our Directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our Directors and officers; and, provided, further, that we shall not be required to indemnify any Director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Name of Expense	Amount
Securities and Exchange Commission registration fee	3.50
Legal fees, accounting fees and expenses (1)	30,000

Total (1)	30,003.50

 (1) Estimated.

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Recent Sales of Unregistered Securities

Since inception, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, or Regulation D or Regulation S promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

During the time period beginning on March 1, 2007 and ending on July 31, 2007, we issued and sold 760,000 shares of our common stock to our non-US seed capital investors at a purchase price of $0.05 per share, without registering the shares with the Securities and Exchange Commission. We completed this offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in distribution of these offerings in the United States.

On January 30, 2007, we sold 700,000 shares of our common stock to Mr. Denver Ciano Melchor, our Treasurer, Secretary and Director, for cash payment to us of $7,000. We believe this issuance was exempt from registration pursuant to Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to non-U.S. citizens, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

On January 30, 2007, we sold 500,000 shares of our common stock to Mr. Clifford Belgica, our President, Chief Executive Officer, and Director, for cash payment to us of $5,000. We believe this issuance was exempt from registration pursuant to Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made only to non-U.S. citizens, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

Exhibits and Financial Statement Schedules

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.1	Articles of Incorporation of Registrant.

3.2	Bylaws of Registrant.

4.1	Specimen Share Certificate

5.1	Opinion of Legal Counsel.

23.1	Consent of Davis Accounting Group P.C.

23.2	Consent of Legal Counsel (incorporated in Exhibit 5.1)

Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

2. To, for the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

3. To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remains unsold at the termination of the offering.

4. For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our Directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our Directors, officers, or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on November 7, 2007.

Ultra Care, Inc.

By:	/s/ Clifford Belgica
Name: Clifford Belgica
Title: President, Chief Executive Officer, and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: November 7, 2007	/s/ Clifford Belgica
Name: Clifford Belgica
Title: President, Chief Executive Officer, and Director

Date: November 7, 2007	/s/ Denver Ciano Melchor
Name: Denver Ciano Melchor
Title: Treasurer, Secretary, and Director